Exhibit 4.(a).43

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 28

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter- “Partner”) we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 21

1.	In Article 21.8, instead of “51%", shall come “30%".

November 30, 2004

/s/ Uri Olenik —————————————— Uri Olenik, Adv. Director-General Ministry of Communications	/s/ Haim Giron —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing, Ministry of Communications